Exhibit 99.1

Black Spade Acquisition II Co Announces Intention to Voluntarily Delist from The Nasdaq Stock Market LLC, Conditional Upon Consummation of its Pending Business Combination

with The Generation Essentials Group

HONG KONG – June 2, 2025 – Black Spade Acquisition II Co (the “Company”) today announced that, in connection with its proposed business combination (the “Business Combination”) with The Generation Essentials Group (“TGE”), it intends to voluntarily delist its units, Class A ordinary shares and warrants from The Nasdaq Stock Market LLC (“Nasdaq”), subject to the closing of the Business Combination.

The Company’s decision to voluntarily delist its units, Class A ordinary shares and warrants from Nasdaq is due to the fact that upon the consummation of the Business Combination, the Company will become a wholly owned subsidiary of TGE, and TGE’s ordinary shares and warrants are expected to be traded on the New York Stock Exchange and NYSE American, respectively, subject to the closing of the Business Combination and the fulfillment of all applicable listing requirements of the New York Stock Exchange and NYSE American.

Trading of TGE’s Class A ordinary shares and warrants is currently expected to begin on the New York Stock Exchange and NYSE American at market open on or about June 5, 2025 under the symbols “TGE” and “TGEWS”, respectively, following the consummation of the Business Combination. The last day of trading of the Company’s securities on Nasdaq is expected to be on or about June 4, 2025. The delisting from Nasdaq and the listing on the New York Stock Exchange and NYSE American are subject to the closing of the Business Combination and the fulfillment of all applicable listing requirements of the New York Stock Exchange and NYSE American.

About Black Spade Acquisition II Co

Black Spade Acquisition II Co (“Black Spade II”) is a blank check company incorporated for the purpose of effecting a business combination (Special Purpose Acquisition Company or SPAC). Listed on the Nasdaq, Black Spade II was founded by Black Spade Capital, which runs a global portfolio consisting of a wide spectrum of cross-border investments, and consistently seeks to add new investment projects and opportunities to its portfolio. Black Spade II is Black Spade Capital’s second SPAC. Black Spade Capital’s first SPAC completed its business combination with VinFast Auto Ltd., a Vietnamese electric vehicle company, in August 2023. At the time, it was the third largest ever de-SPAC by deal value (based on Dealogic data available through April 2024).

Contact:

Black Spade Acquisition II Co

IR@blackspadeacquisitionii.com